Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Announces Stock Repurchase Program

Moline, IL, February 18, 2020, QCR Holdings, Inc. (NASDAQ: QCRH) today announced that its Board of Directors authorized a share repurchase program, permitting the repurchase of up to 800,000 shares of its outstanding common stock, or approximately 5% of the outstanding shares as of December 31, 2019.

“This share repurchase program reflects the Company’s commitment to creating and enhancing value for our shareholders,” said Larry J. Helling, Chief Executive Officer. “The plan provides us with another tool to best allocate capital. We continue to deliver organic growth in excess of our peers, and we plan to further pursue growth through strategic M&A, all while managing our capital levels. This new program allows us to opportunistically buy back our shares when it fits within our capital plan as well as providing a long-term benefit for our shareholders.”

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rules 10b5-1 and 10b-18 of the Securities and Exchange Commission. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program does not obligate the Company to purchase any particular number of shares.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 25 locations in Illinois, Iowa, Wisconsin and Missouri. As of December 31, 2019, the Company had approximately $4.9 billion in assets, $3.7 billion in loans and $3.9 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Todd A. Gipple	Kim K. Garrett
President	Vice President, Corporate Communications
Chief Operating Officer	Investor Relations Manager
Chief Financial Officer	(319) 743-7006
(309) 743-7745	kgarrett@qcrh.com
tgipple@qcrh.com